UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 22, 2008

Date of earliest event reported

NetSuite Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-33870	94-3310471
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2955 Campus Drive, Suite 100, San Mateo, California 94403-2511

(Address of Principal Executive Offices)

(650) 627-1000

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 22, 2008, NetSuite Inc. (the “Company”) notified the New York Stock Exchange (the “NYSE”) that due to the unexpected death on September 28, 2008 of Keith Grinstein, a member of the Company’s Board of Directors and its Audit Committee, the Company would fail to satisfy Section 303A.07(a) (“Section 303A.07(a)”) of the NYSE Listed Company Manual (the “Listed Company Manual”) effective December 22, 2008. Mr. Grinstein’s death reduced the number of directors serving on the Company’s Audit Committee to two members. Section 303A.07(a) requires each NYSE-listed company to have a minimum of three members on its audit committee. However, the NYSE allows a transition period of one year from the listing of an issuer’s securities in connection with its initial public offering to comply with this rule (the “One Year Transition Period”). The Company was listed on the NYSE in connection with its initial public offering on December 20, 2007 and fell out of compliance with Section 303A.07(a) on December 22, 2008.

In addition to the One Year Transition Period, the NYSE Listing Standards provide that if a listed company’s noncompliance with the NYSE’s corporate governance standards results from the death or illness of a director, the issuer will not be added to the NYSE’s list of issuers that are noncompliant with the NYSE’s quantitative and corporate governance listing standards (the “NYSE Noncompliance List”) until six months after the event rendering the company noncompliant. Therefore, the Company has until March 30, 2009 to appoint a third member to its Audit Committee before it will be placed on the NYSE Noncompliance List. The Company is in the process of identifying and recruiting a new Audit Committee member in order to comply with NYSE requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2008

NETSUITE INC.

By:	/s/ Douglas P. Solomon
Douglas P. Solomon
SVP, General Counsel and Secretary